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                                                                   EXHIBIT 23.2


The Board of Directors
Compass Design Automation, Inc.:


We consent to incorporation by reference in the registration statement dated January 12, 1998 on Form S-3 of Avant! Corporation of our report dated November 18, 1997, relating to the consolidated balance sheet of Compass Design Automation, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended, and related schedule, which report appears in the Form 8-KA of Avant! Corporation, dated November 25, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.



San Jose, California                                      KPMG Peat Marwick LLP
January 8, 1998